EXHIBIT 3.1.7

State of Delaware of State
Secretary of State
Division Corporations
Delivered 06:39 PM 04/29/2008
FILED 06:39 PM 04/29/2008
SRV 080484470 -3838993 FILE

CERTIFICATE OF AMENDMENT

TO THE

FIRST AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TACTICAL SOLUTION PARTNERS, INC.

It is hereby certified that:

I.

The name of the corporation (hereinafter called the "Corporation") is Tactical Solution Partners, Inc.

2.

The First Amended and Restated Certificate of Incorporation is hereby amended as follows:

(a)

Article I is hereby amended and restated in its entirety to read as follows:

"The name of the Corporation is Brekford International Corp."

(b)

Article IV(A) is hereby amended and restated in its entirety to read as follows:

Authorized Capital Stock. The total number of shares of capital stock which the Corporation shall have authority to issue is 170,000,000, consisting of 150,000,000 shares of common stock, with the par value of $0.0001 per share ("COMMON STOCK"), and 20,000,000 shares of preferred stock, with the par value of $0.0001 per share ("PREFERRED STOCK").

3.

The amendment of the First Amended and Restated Certificate of Incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned Secretary and Chief Financial Officer of the Corporation has executed this Certificate of Amendment of the First Amended and Restated Certificate of Incorporation as of the 29th day of April, 2008.

/s/ Ryan E. Kirch
Name: Ryan E. Kirch
Title: Secretary and Chief Financial Officer